AMENDMENT TO
AMERICAN BEACON FUNDS
INVESTMENT ADVISORY AGREEMENT

This Amendment to the American Beacon Funds Investment Advisory Agreement (“Amendment”) is effective as of July 1, 2012, by and among American Beacon Advisors, Inc., a Delaware corporation (“Manager”), and Franklin Advisers, Inc., a California corporation (the “Adviser”).

WHEREAS, Manager and Adviser entered into an Investment Advisory Agreement dated September 12, 2008 and amended, and restated on January 13, 2011 (as amended, supplemented, restated or otherwise modified, the “Agreement”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement, as more particularly set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

1.	Amendment to Agreement.

Section 3-Voting Rights - is deleted in its entirety and replaced with the following:

Unless otherwise directed by the Manager in writing, Adviser is authorized to exercise corporate actions for the Portfolios in Adviser's discretion and, in the case of proxy statements, in the best interest of Portfolio shareholders and in accordance with the Adviser’s then current proxy voting policy and procedures, a copy of which has been provided to the Manager.  Manager acknowledges that Adviser may not exercise a corporate action due to various factors, including, but not limited to, a Portfolio's ineligibility to participate in such corporate action, Adviser's inability to provide documentation within the period of time required for participation after good-faith efforts, or if Adviser otherwise determines that participation is not in the best interests of the Portfolio.  The Adviser shall report to the Manager in a timely manner a record of all proxies voted, in such form and format that complies with acceptable federal statutes and regulations (e.g., requirements of Form N-PX).  The Adviser shall certify at least annually, or more often as may reasonably be requested by the Manager, as to the compliance of its proxy voting policies and procedures with applicable federal statutes and regulations.

2.	Miscellaneous.

(a)
Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

(b)	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

FRANKLIN ADVISERS, INC.	American Beacon Advisors, Inc.

By /s/ Edward Jamieson	By /s/ Gene L. Needles, Jr.
Name: Edward B. Jamieson	Gene L. Needles, Jr
Title: President	President & CEO

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